Houston American Energy Corp. Regains Compliance with NYSE MKT

Minimum Selling Price Requirement

HOUSTON, TX. – March 1, 2017, Houston American Energy Corp. (NYSE MKT: HUSA, or the “Company”) today announced receipt, on March 1, 2017, of notification from NYSE Regulation that the Company is back in compliance with Section 1003(f)(v) of the NYSE MKT Company Guide (the “Company Guide”) relating to the minimum selling price of a listed company’s securities.

The Company previously received notifications from the NYSE MKT citing failure to comply with Section 1003(f)(v) as a result of the continued trading of the Company’s common stock at a low price. The Company continues to fall below the minimum stockholders’ equity requirement of Section 1003(a)(iii) of the Company Guide and continues to be listed on the NYSE MKT pursuant to an extension and a plan, submitted by the Company, to regain compliance with the minimum stockholder equity requirements. If the Company is not in compliance with the continued listing standards by September 18, 2017, or if it does not make progress consistent with the plan in the interim, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company's business strategy includes a property mix of producing and non-producing assets with a focus on Texas, Louisiana and Colombia.

For additional information, view the company's website at www.HoustonAmericanEnergy.com  or contact the Houston American Energy Corp. at (713) 222-6966.